 GLOBALSTAR ANNOUNCES 2024 FINANCIAL RESULTS

•Full year 2024 revenue increased 12% to a record $250.3 million, exceeding the high end of revenue guidance
•Record annual service revenue for Commercial IoT, representing a 15% increase from the prior year
•On track to deliver scheduled milestones to support next phases of direct-to-cellular service
•Received $0.9 billion of the total $1.7 billion investment under the Updated Services Agreements announced in November 2024
•Uplisted to the Nasdaq Global Select Market on February 11, 2025, following effectiveness of a 1-for-15 reverse stock split

Covington, LA, February 27, 2025 -- Globalstar, Inc. (Nasdaq: GSAT) ("Globalstar" or the "Company") today announced its financial results for the fourth quarter and year ended December 31, 2024.

"Globalstar reported strong fourth quarter and full year results, highlighted by a year-over-year revenue increase of 12%, marking an annual record. Net loss for the year was $63.2 million, driven predominantly by non-operating items such as a loss on extinguishment of debt and foreign currency loss. However, adjusted EBITDA* was a record $135.3 million in 2024, compared to $116.7 million for 2023. This increase was driven by strong revenue growth across our key service offerings. Looking ahead to 2025, we are reiterating our previously-issued financial guidance for the year, with revenue expected to be in the range of $260 million to $285 million, and adjusted EBITDA margin expected to be approximately 50%, impacted by incremental strategic investments in terrestrial network and other long-term growth initiatives,” commented Rebecca Clary, Chief Financial Officer.

Dr. Paul E. Jacobs, Chief Executive Officer, said, “2024 was a remarkable year for Globalstar as we executed well on several key initiatives that we believe will enable long-term, sustainable growth. We made important strides enhancing our product portfolio to address key end markets including consumer and government defense. This is highlighted through our recent partnership announcements with Parsons Corporation, Peiker Holding Company, and Liquid Intelligent Technologies. Furthermore, the recent expansion of our wholesale capacity arrangement demonstrates the importance of our network and we are pleased to further this relationship.”

Dr. Jacobs continued, “While 2024 was a success by many measures, there remains a massive opportunity in front of us. We expect to make continued progress on our recently announced partnerships, along with the advances in our XCOM RAN technology, which we demonstrated live for the first time at our analyst and investor day in December. Finally, I would like to thank all of our employees for their dedication and hard work throughout 2024.”

RECENT OPERATIONAL HIGHLIGHTS

•Executed an updated services agreement with our wholesale capacity customer, which includes development of a new satellite constellation, expanded ground infrastructure and increased global MSS licensing (the "Expanded MSS Network") as described in more detail in our November 1, 2024 Form 8-K. Globalstar will retain 100% of all terrestrial, MSS and other revenue and will continue to allocate 85% of its current and future network capacity to render the satellite services to the customer across existing and new satellites. Globalstar reserved 15% of its network capacity to service our direct MSS customers.

•Announced an exclusive partnership with Parsons Corporation for public sector and defense applications and announced a successful demonstration of Parsons’ software-defined satellite communications solution using Globalstar’s Low Earth Orbit (LEO) satellite constellation. The proof of concept, which commenced in the first half of 2024, is progressing through the necessary steps to enter commercial service. This successful demonstration marks an important milestone as the first of its kind in North America. It unlocks previously thought impossible, new mission-critical solutions tailored for radio frequency-congested environments, setting a new standard for global communication services in complex and often challenging operating conditions.

•Commenced a strategic partnership with Peiker Holding GmbH to bring satellite-based emergency services and telematics capabilities to automotive original equipment manufacturers (OEMs). The partnership enables
* Adjusted EBITDA is a non-GAAP financial measure. For more information, refer to “Reconciliation of GAAP Net Income (Loss) to Non-GAAP Adjusted EBITDA

Peiker to represent Globalstar in Europe and support Globalstar not only with the introduction and distribution in the European market, but also acting as a technical support partner in relevant projects. In addition, Peiker will contribute its own product development resources and initiatives to optimize the performance of Globalstar technologies for other automotive applications.

•Received a 15-year renewal of Globalstar’s blanket mobile earth terminal authorization from the Federal Communications Commission. This radio station authorization provides our authority to operate numerous categories of mobile earth terminals with its U.S. and French-licensed NGSO satellites throughout the U.S. and its territories for our millions of users.

FOURTH QUARTER FINANCIAL REVIEW

Revenue

Total revenue for the fourth quarter of 2024 was $61.2 million, which was comprised of $57.7 million of service revenue and $3.5 million of revenue generated from subscriber equipment sales. Total revenue increased 17% from the prior year's fourth quarter due to higher service revenue.

Higher service revenue of $8.7 million, or an increase of 18%, was due primarily to higher wholesale capacity services. This increase was due to fees earned related to certain expanded services that began in 2024, which are expected to continue as we provide services under the Updated Service Agreements.

Total subscriber driven revenue was down $1.3 million, due to continued, expected churn in the Duplex subscriber base as well as fewer gross activations for SPOT. Partially offsetting this decline was an 8% increase in Commercial IoT due to increases in both average subscribers and average revenue per user ("ARPU"). ARPU is a non-GAAP financial measure. For more information, refer to “Schedule of Selected Operating Measures”.

Loss from Operations

Loss from operations was $4.2 million during the fourth quarter of 2024, compared to $12.0 million during the prior year's fourth quarter. This improvement was due to higher revenue (as discussed above) offset partially by a slight increase in operating expenses.

Operating expenses were $65.4 million during the fourth quarter of 2024, compared to $64.4 million during the prior year's fourth quarter, representing an increase of $1.0 million, or 2%. Higher cost of services was offset partially by lower stock-based compensation. Higher cost of services resulted primarily from product development and network operating costs, such as personnel and maintenance costs. These network-related costs are necessary to support our new and upgraded global ground infrastructure; a significant portion of these costs are reimbursed to us, and this consideration is recognized as revenue. Stock-based compensation was lower during the fourth quarter of 2024, resulting from the timing of expenses associated with restricted stock units granted to certain executives in connection with the intellectual property license agreement (the “License Agreement”) with XCOM Labs, Inc. (now known as Virewirx, Inc.).

Net Loss

Net loss was $50.2 million for the fourth quarter of 2024 compared to $15.1 million for the fourth quarter of 2023. In 2024, net loss was driven by a non-cash loss on extinguishment of debt associated with the paydown of the 2023 13% Notes as well as unfavorable changes in foreign currency exchange rates. Other items partially offset these unfavorable variances, including lower net interest expense (due to higher capitalized interest) and a loss on equity issuance associated with the warrants to purchase shares our common stock issued during the fourth quarter of 2023 that did not recur in 2024.

Adjusted EBITDA

Adjusted EBITDA increased to $30.4 million for the fourth quarter of 2024 from $25.1 million for the same period in 2023. This 21% increase was due to higher revenue of $8.8 million offset partially by a $3.5 million increase in operating expenses (both excluding adjustments for non-cash or non-recurring items). Adjusted EBITDA is a non-GAAP financial measure. For more information, refer to “Reconciliation of GAAP Net Income (Loss) to Non-GAAP Adjusted EBITDA.

ANNUAL FINANCIAL REVIEW

Revenue

Total revenue was $250.3 million during the twelve months ended December 31, 2024, which was comprised of $237.7 million of service revenue and $12.7 million of revenue generated from subscriber equipment sales. Total revenue increased 12% from 2023 and reached a record high for the Company. This increase was due to an increase in service revenue, offset partially by a decrease in revenue generated from subscriber equipment sales.

Service revenue increased $33.5 million, or 16%, during the twelve months ended December 31, 2024, compared to the same period in 2023. Consistent with the quarterly results discussed above, higher wholesale capacity revenue was the primary driver of this increase. Higher Commercial IoT subscribers and ARPU also positively impacted 2024 revenue. Record service revenue from Commercial IoT during 2024 reflects growth with existing and new customers. 2024 service revenue also reflects the positive impact from new revenue arrangements, including services associated with our agreement with Parsons Corporation for mission-critical governmental applications, as well as services associated with XCOM RAN installations during the year. Partially offsetting these positive revenue drivers were fewer Duplex and SPOT subscribers during 2024.

Revenue generated from subscriber equipment sales decreased $7.0 million due primarily to the timing of sales of Commercial IoT devices as well as competitive pressure on sales of SPOT devices. Our pipeline for Commercial IoT sales opportunities remains strong, evidenced by a 35% increase in equipment sales volume on a consecutive quarter basis.

Loss from Operations

Loss from operations was $0.9 million during 2024 compared to $0.2 million during 2023. This variance was due to higher operating expenses, offset partially by an increase in revenue in 2024. Higher cost of services and stock-based compensation were the primary expense increases during 2024, offset partially by lower cost of subscriber equipment.

The drivers of higher cost of services are consistent with the quarterly discussion above, in addition to higher product development costs as well as non-cash costs associated with the Support Services Agreement (the “SSA”) that we entered into in August 2023 in connection with the XCOM License Agreement. The decrease in cost of subscriber equipment is generally consistent with the decrease in the related device sales revenue during 2024; however, it is also related to margin improvement due to the mix of products sold in each period as well as the cost improvement from moving our manufacturing from China to Vietnam, which reduced tariffs incurred for U.S. imports for a portion of 2024.

Net Loss

Net loss was $63.2 million for 2024 compared to $24.7 million for 2023. This variance was due primarily to a higher loss on extinguishment of debt and unfavorable fluctuations in foreign currency exchange rates. During 2023, the payoff of the 2019 Facility Agreement resulted in a loss on extinguishment of debt totaling $10.4 million; during 2024, the payoff of the 2023 13% Notes resulted in a loss on extinguishment of debt totaling $27.4 million. Other items offset these unfavorable variances, including lower net interest expense (due to higher capitalized interest) and a loss on equity issuance associated with the warrants to purchase shares of our common stock issued during the fourth quarter of 2023 that did not recur in 2024.

Adjusted EBITDA

Adjusted EBITDA was $135.3 million in 2024, representing a margin of 54% and reaching a record high for the Company. This 16% increase from $116.7 million in 2023 was due to a $26.5 million increase in total revenue (for reasons previously discussed), offset partially by a $7.9 million increase in operating expenses (both excluding adjustments for non-cash or non-recurring items). Adjusted EBITDA is a non-GAAP financial measure. For more information, refer to “Reconciliation of GAAP Net Income (Loss) to Non-GAAP Adjusted EBITDA.

Liquidity

Cash and cash equivalents were $391.2 million as of December 31, 2024, compared to $56.7 million as of December 31, 2023. During 2024, net cash flows from operations of $439.2 million and net cash flows from financing activities of $157.2 million were used to fund capital expenditures of $260.6 million.

Operating cash flows include cash receipts from our customers, primarily from the performance of wholesale capacity services, as well as from subscribers for the purchase of equipment and satellite voice and data services. We use cash in operating activities primarily for network costs, personnel costs, inventory purchases and other general corporate expenditures. Investing outflows largely relate to network upgrades, including satellite construction and launch costs. Financing activities relate primarily to the 2021 and 2023 funding agreements with our largest customer, the issuance of the Customer Class B Units, as well as preferred stock dividend payments.

Cash flows during 2024 were significantly impacted by the Updated Services Agreements. Since the execution of the Updated Services Agreements in November 2024, the Company received cash payments from its customer totaling $689 million, including proceeds from the sale of Customer Class B Units (excluding in-kind contributions), proceeds from the issuance of the Current Debt Repayment that were used to pay off the 2023 13% Notes, and certain advance service payments under the Infrastructure Prepayment. A portion of the payments received was used to fund capital expenditures for the Extended MSS Network; the remaining amount of approximately $320 million was held in cash and cash equivalents as of December 31, 2024 and will be used in 2025 to procure infrastructure for the Extended MSS Network.

The total principal amount of our debt was $417.5 million at December 31, 2024 and $398.7 million at December 31, 2023. This increase was due primarily to proceeds from the 2023 funding agreement and PIK interest payments made to the lenders of the 2023 13% Notes prior to their payoff, offset partially by scheduled recoupments pursuant to the 2021 funding agreement.

FINANCIAL OUTLOOK

We reiterate our financial outlook for 2025 as follows:

•Total revenue between $260 million and $285 million
•Adjusted EBITDA margin of approximately 50%

CONFERENCE CALL INFORMATION

The Company will host a conference call to discuss its results at 5:00 p.m. Eastern Time (ET) on Thursday, February 27, 2025. Details are as follows:

Earnings Call:
The earnings call will be available via webcast from the following link.

Webcast Link: https://edge.media-server.com/mmc/p/3tgt97ge

To participate in the earnings call via teleconference or to participate in the live Q&A session, participants should register at the following link to receive an email containing the dial-in number and unique passcode.

Participant Teleconference Registration Link:
https://register-conf.media-server.com/register/BI608b610878234bf895e07198bfd3d60b

Audio Replay:	For those unable to participate in the live call, a replay of the webcast will be available in the Investor Relations section of the Company's website.

About Globalstar, Inc.
Globalstar empowers its customers to connect, transmit, and communicate in smarter ways – easily, quickly, securely, and affordably – offering reliable satellite and terrestrial connectivity services as an international telecom infrastructure provider. The Company’s Low Earth Orbit ("LEO") satellite constellation ensures secure data transmission for connecting and protecting assets, transmitting critical operational data, and saving lives for consumers, businesses, and government agencies across the globe. Globalstar’s terrestrial spectrum, Band 53, and its 5G variant, n53, offers carriers, cable companies, and system integrators a versatile, fully licensed channel for private networks with a growing ecosystem to improve customer wireless connectivity, while Globalstar’s XCOM RAN product offers significant capacity gains in dense wireless deployments. In addition to SPOT GPS messengers, Globalstar offers next-generation internet of things ("IoT") hardware and software products for efficiently tracking and monitoring assets, processing smart data at the edge, and managing analytics with cloud-based telematics solutions to drive safety, productivity, and profitability.

Note that all SPOT products described in this press release are the products of SPOT LLC, which is not affiliated in any manner with Spot Image of Toulouse, France or Spot Image Corporation of Chantilly, Virginia.

For more information, visit www.globalstar.com.

Investor Contact Information:
Email: investorrelations@globalstar.com

Safe Harbor Language for Globalstar Releases
Certain statements contained in this press release other than purely historical information, including, but not limited to, our ability to meet our obligations and attain the anticipated benefits under the updated services agreements, expectations regarding future revenue, financial performance, financial condition, liquidity, projections, estimates and guidance, statements relating to our business plans, objectives and expected operating results, our anticipated financial resources, our ability to integrate the licensed technology into our current line of business, our expectations with respect to the pursuit of terrestrial spectrum authorities globally, the success of current and potential future applications for our terrestrial spectrum, the effects of the 1:15 reverse stock split and Nasdaq listing, and the assumptions upon which those statements are based, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “plan,” “may,” “could,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions, although not all forward-looking statements contain these identifying words. These forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from the forward-looking statements. Risks and uncertainties that could cause or contribute to such differences include, without limitation, those described under Item 1A. Risk Factors of the Company’s most recent Annual Report on Form 10-K and in the Company’s other filings with the SEC. The Company undertakes no obligation to update any of the forward-looking statements after the date of this press release to reflect actual results, future events or circumstances or changes in our assumptions, business plans or other changes.

GLOBALSTAR, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2024	2023	2024	2023
Revenue:
Service revenue	$57,681	$48,951	$237,689	$204,196
Subscriber equipment sales	3,496	3,458	12,660	19,612
Total revenue	61,177	52,409	250,349	223,808
Operating expenses:
Cost of services (exclusive of depreciation, amortization and accretion shown separately below)	19,102	15,561	73,160	53,499
Cost of subscriber equipment sales	2,548	2,544	9,287	15,973
Cost of subscriber equipment sales - reduction in the value of inventory	327	—	327	—
Marketing, general and administrative	11,996	11,615	43,434	43,458
Stock-based compensation	8,903	11,851	35,548	22,489
Reduction in the value of long-lived assets	20	328	556	363
Depreciation, amortization and accretion	22,530	22,503	88,986	88,191
Total operating expenses	65,426	64,402	251,298	223,973
Loss from operations	(4,249)	(11,993)	(949)	(165)
Other (expense) income:
Loss on extinguishment of debt	(27,378)	—	(27,378)	(10,403)
Loss on equity issuance	—	(5,010)	—	(5,010)
Interest income and expense, net of amounts capitalized	(3,261)	(3,562)	(13,562)	(14,609)
Foreign currency (loss) gain	(13,192)	5,068	(16,609)	4,862
Other	(1,926)	1,357	(2,531)	1,730
Total other expense	(45,757)	(2,147)	(60,080)	(23,430)
Loss before income taxes	(50,006)	(14,140)	(61,029)	(23,595)
Income tax expense	213	938	2,135	1,123
Net loss	$(50,219)	$(15,078)	$(63,164)	$(24,718)

Net loss attributable to common shareholders	$(52,892)	$(17,751)	$(73,798)	$(35,323)
Loss per common share:
Basic (1)	$(0.42)	$(0.14)	$(0.59)	$(0.29)
Diluted (1)	$(0.42)	$(0.14)	(0.59)	(0.29)

Weighted-average shares outstanding:
Basic (1)	126,231	125,187	125,877	122,334
Diluted (1)	126,231	125,187	125,877	122,334

(1) The number of shares has been restated to reflect the 1:15 reverse stock split effectuated on February 10, 2025.

GLOBALSTAR, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except par value and share data)
(unaudited)

	December 31,
	2024	2023
ASSETS
Current assets:
Cash and cash equivalents	$391,164	$56,744
Accounts receivable, net of allowance for credit losses of $1,504 and $2,312, respectively	26,952	48,743
Inventory	10,741	14,582
Prepaid expenses and other current assets	18,714	22,584
Total current assets	447,571	142,653
Property and equipment, net	673,632	624,002
Operating lease right of use assets, net	31,835	34,164
Prepaid network costs	312,342	12,443
Derivative asset	108,799	1,295
Intangible and other assets, net of accumulated amortization of $7,625 and $12,385, respectively	136,058	109,752
Total assets	$1,710,237	$924,309
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$34,600	$34,600
Accounts payable and accrued expenses	29,677	28,985
Accrued network construction costs	15,613	58,187
Payables to affiliates	394	459
Deferred revenue, net	61,201	53,677
Total current liabilities	141,485	175,908
Long-term debt	476,822	325,700
Operating lease liabilities	26,256	29,244
Deferred revenue, net	288,171	3,213
Other non-current liabilities	418,620	11,265
Total non-current liabilities	1,209,869	369,422

Total liabilities	1,351,354	545,330

Stockholders’ equity:
Series A Perpetual Preferred Stock of $0.0001 par value; 300,000 shares authorized and 149,425 issued and outstanding at December 31, 2024 and 2023, respectively	—	—
Voting Common Stock of $0.0001 par value; 143,333,334 shares authorized; 126,424,799 and 125,412,979 shares issued and outstanding at December 31, 2024 and 2023, respectively (1)	13	13
Additional paid-in capital	2,473,564	2,438,878
Accumulated other comprehensive income	13,452	5,070
Retained deficit	(2,128,146)	(2,064,982)
Total stockholders’ equity	358,883	378,979
Total liabilities and stockholders’ equity	$1,710,237	$924,309

(1) The number of shares has been restated to reflect the 1:15 reverse stock split effectuated on February 10, 2025.

GLOBALSTAR, INC.
RECONCILIATION OF GAAP NET LOSS TO NON-GAAP ADJUSTED EBITDA
(In thousands)
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2024	2023	2024	2023
Net loss	$(50,219)	$(15,078)	$(63,164)	$(24,718)

Interest income and expense, net	3,261	3,562	13,562	14,609
Derivative loss (gain)	1,247	(1,345)	2,097	(1,588)
Income tax expense	213	938	2,135	1,123
Depreciation, amortization, and accretion	22,530	22,503	88,986	88,191
EBITDA (1)	(22,968)	10,580	43,616	77,617

Non-cash compensation	8,903	11,851	35,548	22,489
Foreign exchange and other	13,868	(5,080)	17,043	(5,314)
Reduction in value of inventory and long-lived assets	347	328	883	363
Non-cash expenses and transaction costs associated with the License Agreement (2)	2,250	2,406	7,671	6,149
Loss on extinguishment of debt	27,378	—	27,378	10,403
Transaction costs	597	—	3,202	—
Loss on equity issuance	—	5,010	—	5,010
Adjusted EBITDA (1)	$30,375	$25,095	$135,341	$116,717

(1)	EBITDA represents earnings before interest, income taxes, depreciation, amortization, accretion and derivative (gains)/losses. Adjusted EBITDA excludes non-cash compensation expense, reduction in the value of assets, foreign exchange (gains)/losses, and certain other non-cash or non-recurring charges as applicable. Management uses Adjusted EBITDA to manage the Company's business and to compare its results more closely to the results of its peers. EBITDA and Adjusted EBITDA do not represent and should not be considered as alternatives to GAAP measurements, such as net loss. These terms, as defined by us, may not be comparable to similarly titled measures used by other companies.

The Company uses Adjusted EBITDA as a supplemental measurement of its operating performance. The Company believes it best reflects changes across time in the Company's performance, including the effects of pricing, cost control and other operational decisions. The Company's management uses Adjusted EBITDA for planning purposes, including the preparation of its annual operating budget. The Company believes that Adjusted EBITDA also is useful to investors because it is frequently used by securities analysts, investors and other interested parties in their evaluation of companies in similar industries. As indicated, Adjusted EBITDA does not include interest expense on borrowed money or depreciation expense on our capital assets or the payment of income taxes, which are necessary elements of the Company's operations. Because Adjusted EBITDA does not account for these expenses, its utility as a measure of the Company's operating performance has material limitations. Because of these limitations, the Company's management does not view Adjusted EBITDA in isolation and also uses other measurements, such as revenues and operating profit, to measure operating performance.
(2)	In connection with the License Agreement with XCOM, the Company entered into a Support Services Agreement (the “SSA”) with XCOM. Fees payable by Globalstar pursuant to the SSA were or may be paid in shares of its common stock. Costs also include the initial non-recurring costs associated with the transaction as well as non-cash intangible asset technology amortization associated with the initial purchase of certain intangible assets made in the form of Globalstar common stock.

GLOBALSTAR, INC.
SCHEDULE OF SELECTED OPERATING METRICS
(In thousands, except subscriber and ARPU data)
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2024	2023	2024	2023
Service revenue:
Subscriber services
Commercial IoT	$6,442	$5,986	$26,245	$22,867
SPOT	10,074	10,481	41,140	44,184
Duplex	4,481	5,844	20,156	25,932
Wholesale capacity services	36,150	25,661	145,299	109,067
Government and other services	534	979	4,849	2,146
Total service revenue	57,681	48,951	237,689	204,196

Subscriber equipment sales	3,495	3,458	12,660	19,612

Total revenue	$61,176	$52,409	$250,349	$223,808

Average Subscribers
Commercial IoT	514,918	492,143	509,452	481,859
SPOT	235,785	254,464	241,980	260,141
Duplex	24,853	31,338	27,033	33,884
Other	268	345	288	364

ARPU (1)
Commercial IoT	$4.17	$4.05	$4.29	$3.95
SPOT	14.24	13.73	14.17	14.15
Duplex	60.10	62.16	62.14	63.78

(1)
ARPU measures service revenues per month divided by the average number of subscribers during that month. Average monthly revenue per user as so defined may not be similar to average monthly revenue per unit as defined by other companies in the Company's industry, is not a measurement under GAAP and should be considered in addition to, but not as a substitute for, the information contained in the Company's statement of operations. The Company believes that average monthly revenue per user provides useful information concerning the appeal of its rate plans and service offerings and its performance in attracting and retaining high value customers.